EXHIBIT 99.1

FOR IMMEDIATE RELEASE

OUTSTANDING MEDIABIN LOANS CONVERTED TO EQUITY

ATLANTA, October 10, 2002 – MediaBin Inc. today announced that it has reached agreement with three of its major shareholders to convert $14,275,000 in outstanding debt into common stock of the Company. The price at which the loans will be converted is $0.20 per share, which represents a premium to the current trading price. Approximately 71,377,000 shares will be issued and this will result in the Company having approximately 88,907,000 shares outstanding. As a result of this transaction MediaBin’s balance sheet debt will be reduced by $14,275,000 and shareholders equity increased by the same amount.

MediaBin shares are publicly traded on the Oslo stock exchange. The conversion of debt to common stock was effective September 30, 2002. Venturos AS, Glastad Holdings Ltd., and Gezina AS are the three primary shareholders, who together control approximately 88% of the Company’s outstanding shares.

About MediaBin

MediaBin Inc. was founded in 1987 and develops innovative, standards-based enterprise brand management solutions for Global 2000 companies. The MediaBin platform enables marketing and eCommerce teams to accelerate time-to-market for new products, safeguard brand assets and to scale their businesses by automating the cataloging, management, and deployment of marketing materials. MediaBin is a key eBusiness infrastructure component that can be integrated into corporate portals, web content management systems, product catalogs, and eCommerce platforms to manage and deliver media assets. For more information visit www.mediabin.com.

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Contact:

Christine C. Smith	Elizabeth Fairleigh
MediaBin Inc.	thE Connection Inc.
404.264.8062	404.874.4562
csmith@mediabin.com	econnection@attbi.com